041 Putnam Global Income Trust, October 31, 2017, Annual Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					4,230
Class B		  		 	  103
Class C		    		  	  463
Class M		     	  	          241

72DD2

Class R		     	   	          111
Class R5				    1
Class R6				  232
Class Y		    		  	2,570

73A1

Class A				  	0.384
Class B				  	0.293
Class C	      		  	        0.293
Class M	      		  	        0.357

73A2

Class R		 		  	0.334
Class R5				0.428
Class R6				0.433
Class Y				  	0.416

74U1

Class A			    	       10,092
Class B				  	  303
Class C					1,480
Class M					  645

74U2

Class R				  	  252
Class R5				    2
Class R6				  548
Class Y					6,662

74V1

Class A					12.05
Class B					12.00
Class C					12.00
Class M					11.92

74V2

Class R					12.05
Class R5				12.05
Class R6				12.05
Class Y					12.05

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.